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                                  EXHIBIT 10(t)

January 16, 2001

Mr. George H. Glatfelter II
Chairman, President and Chief Executive Officer
P. H. Glatfelter Company
96 South George St
Suite 500
York, PA 17401

Dear George:

We appreciate the opportunity to assist the P. H. Glatfelter Company ("P. H. Glatfelter") with the execution of the detailed design and implementation phases of its Project IMPACT ("IMPACT"). This letter ("Arrangement Letter") with an effective date of October 3, 2000 documents the parties mutual understanding as to how Accenture LLP ("Accenture"), formerly known as Andersen Consulting, with an office located at 161 N. Clark Street, Chicago, IL 60601, will assist P. H. Glatfelter with the Project as further described below (the "Project"). The Project Workplan, to be mutually amended in writing by the parties from time to time (the "Workplan") is attached hereto as Exhibit 1 and is incorporated into this Arrangement Letter by this reference.

Please note that on January 1, 2001, Andersen Consulting's name changed to Accenture With this name change, all provisions in this Arrangement Letter will remain in full force and effect.

BACKGROUND
During the planning phase of IMPACT, Accenture supported the P. H. Glatfelter Project team in its recommendation of an information technology solution together with changes in business organization and processes to help support the realization of P. H. Glatfelter's vision. As a result of these recommendations, Accenture has been contracted to aid in the detailed design and implementation of the technology solution, organization and process changes.

2.  PROJECT OBJECTIVES
P. H. Glatfelter's Project objectives are as follows:
- Design and implement an organization below the Vice President level that aligns the new processes with the vision and strategy
- Develop the detailed processes and organization designs required to implement the New Product Development business process
- Prototype components of the Finance, Requisition-to-Payment, and Order-to-Cash processes with the Enterprise Resource Planning (ERP) Application of choice using an Accenture -solution center
- Develop and implement the business processes, change management, and technology architecture designs to support the implementation of an ERP solution for the business processes of Finance, Requisition-to-Payment, and Order-to-Cash
-    Implement a customer-direct web site for the book publishing business of
     P. H. Glatfelter and implement an ongoing approach for hosting the site (likely using 3rd party hosting services to be determined by P. H. Glatfelter )

3.  PROJECT SCOPE

3.1  ORGANIZATION DESIGN

Building on the work previously completed by Accenture, the scope of this effort will provide a detailed organization design below the Vice President level and a transition plan for the new organization. This effort will focus on the Corporate Headquarters, Spring Grove, Ecusta, Neenah, Gernsbach, and P.D.C. locations. P. H. Glatfelter will assume responsibility for assigning individuals to their new jobs.

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Specifically excluded from the scope of organizational design are Compensation
Design and Compilation, Recruiting, and Career Development References to a detailed scope document entitled 'Organization Design Scope', to be mutually amended in writing by the parties from time to time is incorporated herein by this reference.

3.2  SALES AND OPERATIONS PLANNING PROCESS REENGINEERING (S&OP)

This step will focus on the Sales and Operations Planning process. The effort will establish enhanced processes, create new, Microsoft Excel based tool (decision support management report), performance measurement tracking and an implementation plan. This effort will also coordinate with the organizational design step.

Excluded from the scope will be any automated tool support for planning and scheduling beyond the use of the spreadsheet decision tool.

References to a detailed scope document, 'Sales and Operations Planning Scope', to be mutually amended in writing by the parties from time to time is incorporated herein by reference.

3.3  ERP PROTOTYPE (JUMPSTART)

This step will yield a prototype of a subset of the Finance, Order to Cash and Requisition to Payment business processes, using representative P. H. Glatfelter data. The prototype will be used as an input to the ERP detailed design work and will not be a production ready tool.

References to a detailed scope document, 'ERP Jumpstart Scope', to be mutually amended in writing by the parties from time to time is incorporated herein by reference.

The jumpstart technical environment for the ERP software will be hosted out of the Accenture data center in Cincinnati.

3.4  ERP IMPLEMENTATION

The scope for this phase will consist of the following (to be detailed in a separate document entitled, 'ERP Implementation Scope', to be mutually amended in writing by the parties from time to time and is incorporated by reference herein):
3.4.1  Business processes:

-    Requisition to Payment
     -    Manage Master Data
     -    Manage Supply Sourcing
     -    Manage Purchasing
     -    Manage Raw Materials
     -    Manage Accounts Payable

-    Finance
     -    Manage General Ledger
     -    Manage Assets
     -    Close
     -    Manage and Report Costs
     -    Manage and Report Finance

-    Order to Cash
     -    Plan Sales & Operations
     -    Manage Sales Orders
     -    Manage Finished Goods Inventory
     -    Manage Accounts Receivable

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3.4.2  PROGRAMMED ELEMENTS:
It is assumed that a number of reports, interfaces, conversions, extensions and forms will be designed and implemented during this phase. The quantities of these programmed elements can be found in the table below:

----------------------------------------------------
   ERP Global Estimating Model Estimate   Number
----------------------------------------------------
Number of Reports                           20
----------------------------------------------------
Number of Interfaces - ERP to Non-ERP       30
----------------------------------------------------
Number of Interfaces - Non-ERP to ERP       28
----------------------------------------------------
Number of Conversions                       70
----------------------------------------------------
Number of EDI Interfaces                     8
----------------------------------------------------
Number of Forms                             25
----------------------------------------------------

----------------------------------------------------
Total                                      550
----------------------------------------------------

The development environment will continue to be hosted within the Accenture data center in Cincinnati for a period of 9 months.

3.5  CUSTOMER DIRECT WEB-SITE

A web site will be developed, which allows P. H. Glatfelter's customers to transact business directly with P. H. Glatfelter. This web site will use a channel management application from Click Commerce and will initially be interfaced with existing systems within P. H. Glatfelter; once the Order to Cash process is automated using ERP, then the web site will be interfaced with the ERP application. The web site will be hosted by a 3rd party to be determined and contracted by P. H. Glatfelter. It will support the book publishing business within the Glatfelter division only.

Based on prior discussions with P. H. Glatfelter team members, the Project has been broken down into three separate phases. The scope of these phases are detailed in a separate scope document which is incorporated herein by reference.

3.6  GENERAL SCOPE CONSIDERATIONS
3.6.1  Locations
P. H. Glatfelter operating locations included in the scope of the Project are as follows:

-    Corporate Headquarters in York, PA
-    Spring Grove, PA Mill
-    Ecusta, NC Mill
-    Neenah, WI Mill
-    Gernsbach, Germany
-    Papiers de Cascadec, France

Excluded from the scope of the Project is the P. H. Glatfelter Timberlands (other than the integration of raw material purchasing ).

3.6.2     Processes
Excluded from scope are the following processes:

-    Payroll / Human Resources
-    eProcurement
-    Advanced Planning and Scheduling (APS)
-    Customer Relationship Management (CRM)
-    Manufacturing Execution System (MES) other than for order entry as required
-    Data Warehousing

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-    T&E (travel and entertainment)
-    Time & Attendance

3.7  PROJECT SCOPE CONTROL PROCESS

We recognize that scope management is a critical success factor of this Project. The following process will be followed to manage any scope request changes.

-  Request for change is made to the Program Management team
- Program Management reviews the request for change and discusses with the appropriate teams involved during a weekly scope review meeting.
-  Teams review request, assess impact to scope, cost, and timeline.
- If such change is approved by both parties, it will be documented in writing and signed by both parties, thereby modifying the relevant scope document.

4.  PROJECT APPROACH

4.1  ORGANIZATION DESIGN

Deliverable creation will follow a phased approach that incorporates interim workshops and decision points where the P. H. Glatfelter Steering Committee is actively involved in evaluating progress, sanctioning subsequent activities and redirecting resources in an attempt to achieve our mutually agreed upon objectives. The phases of the organization design are as follows:

-  Process Refinement
-  Role, Function, and Structure Development
-  Detailed Organization Development
-  Transition Plan

4.2  SALES AND OPERATIONS PLANNING

The decision support management report (Microsoft Excel spreadsheet) will provide an integrated link between Sales and Marketing, and Manufacturing. Creation of the decision support management report will follow an iterative approach that incorporates interim releases of this report. The S&OP sponsor team (COO, CFO, VP Supply Chain Management, VP Marketing and Sales, ) is actively involved in evaluating progress, sanctioning subsequent activities and redirecting resources in an attempt to achieve the mutually agreed upon objectives. For each iteration, the following activities will take place:

     -  Define content requirements
     -  Data collection
     - Build and/or enhance features in the S&OP decision support management reports

Concurrent with the development of S&OP decision support management reports, the S&OP team will work closely with P. H. Glatfelter personnel at various levels to set up the processes for report generation, and report review meetings.

4.3  ERP PROTOTYPE (JUMPSTART)

The ERP prototype will be executed primarily out of an Accenture solution center using Accenture development resources. Requirements will initially be gathered from key users (to be determined by P. H. Glatfelter) through workshops. Progress on construction of the prototype will be reviewed with the users at least once every two weeks. Development will be iterative based on the feedback from these review sessions. P. H. Glatfelter staff will be able to access the jumpstart system directly from the corporate offices in York (PA).

Once completed, the prototype may be used as a basis for detailed ERP design, and as a communication vehicle within P. H. Glatfelter.

4.4  ERP IMPLEMENTATION

The overall approach will be accomplished in several segments of work, all of which will be documented within a common tool set (the 'Method Delivery Manager', ("MDM"), to be provided by Accenture to P. H. Glatfelter).

- Global Design - representatives from each P. H. Glatfelter division will work together in York (PA) to make ERP design decisions which are common to each division and geography. The design will be translated into ERP configuration where the ERP application can directly support the design. In the case that ERP cannot directly support the design programming specifications will be written (e.g. interfaces, forms, reports). This design phase will be run on a workshop basis and it is anticipated that much of the ERP configuration will be done remotely at an Accenture solution center.
- Region-Specific Design - this will incorporate those elements of the design which are not common across the divisions and / or regions. It is anticipated that this work may happen in both the US and Europe.
- Development and Programming - all development for reports, interfaces, conversions, extensions and forms will follow a very structured path including functional and technical specifications, programming, unit and acceptance testing.
- System Testing - a four pass approach to system testing will be undertaken. The first pass will consist of the configuration done within the ERP application. The second and third passes will consist of the programmed elements. The final pass will constitute a user acceptance test to be signed off by key users.
- Training - the approach to training will primarily be 'train the trainer'. Training materials will be specified and developed throughout the Project and initial classes will focus on business users from within
     P. H. Glatfelter who will then in turn train others within the business. The training materials will include classroom based aids, together with on-line exercises.
- Data Conversion - a 3rd party consultancy will be retained by P. H. Glatfelter to manage and facilitate much of the data cleanup, reconciliation and conversion tasks associated with materials, vendors and customers. They will work directly with users to get the existing legacy data to a stage where it can be transferred automatically into the ERP application using conversion programs developed in the programming phase. Conversion itself will be a multi-pass approach where business users review the data after each pass in a temporary environment to ensure that final production data is of the appropriate quality.
- Rollout - will be mill by mill in a sequence to be agreed upon by both parties.

4.5  CUSTOMER DIRECT WEB SITE

The following six key work streams make up the approach necessary to implement the Customer Direct Web site.

- Project kickoff. Conduct business interviews and technical interviews. Design the customer direct web site.
-    Build and Unit Test. Sign off on the design.
-    Complete assembly and staging test.
- Complete & sign off acceptance test. Go live with customer direct web site.
-    Post "go live" support.

P. H. Glatfelter acknowledges that production support activities will be required after the software release. Seven months of production support for customer direct website by Accenture are included in this Arrangement Letter. The parties currently contemplate that these production support activities will consist of addressing production data issues, supporting users, supporting training activities, developing minor enhancements to the application, applying vendor software updates, and performance tuning the application, database, server operating systems, and network. Accenture will work with P. H. Glatfelter to develop a mutually agreeable approach and plan for supporting the application after launch.

4.6  GENERAL APPROACH CONSIDERATIONS

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A Program Management team will manage the projects using issue management, scope management, status reporting and resource management processes with a consistent set of tools.

5.   PROJECT TIMING

5.1  ORGANIZATION DESIGN

The duration of this step will be approximately 4 months and will end with an implementation of the deliverables developed during that period currently estimated to be implemented by January 31st 2001.

5.2  S&OP

The duration of this step will be approximately 4 months and will end with an implementation of the deliverables developed during that period, curently estimated to be implemented by January 31st 2001.

5.3  ERP PROTOTYPE

The duration of this step will be approximately 4 months and will end with an implementation of the deliverables developed during that period, currently estimated to be implemented by January 31st 2001.

5.4  ERP IMPLEMENTATION

Global design will commence in February 2001, following the January 15th milestone. It is anticipated that the rollouts will be completed by September 30th, 2002.

5.5  CUSTOMER DIRECT WEB SITE

Work is scheduled to complete by August 2001 for the version of the web site which is interfaced to the legacy systems; the final version will coincide with the ERP rollouts for the Glatfelter division.

5.6  PROJECT TIMING - GENERAL

The Program Management team will meet with the P. H. Glatfelter Steering Committee during the course of this Project as outlined in the Workplan to review:

-    Progress towards milestones
-    Resource needs for the next stage
-    Scope changes
-    Business condition changes which would impact the Project
-    Key milestones as listed below
     -    January 15, 2001  Organization Design /ERP Readiness Review
     -    June 15, 2001         ERP Build Readiness Review
     -    November 16, 2001     First Mill Rollout Readiness Reviews
     -    January 18, 2002  Second Mill Rollout Readiness Review
     -    May 17, 2002          Third Mill Rollout Review
     -    July 12, 2002         Fourth Mill Rollout Readiness Review

Upon completion of each of these milestones P. H. Glatfelter will approve and sign-off the completion of the Project to date. The Workplan describes activities related to the delivery of these milestones.

6.  PROJECT DELIVERABLES

6.1  ORGANIZATION DESIGN

The activities will yield the following deliverables that will align the organization around the business processes required to realize P. H. Glatfelter's vision:

     -    Detailed organization structure below the Vice President level
          -    Roles and responsibilities
          -    Governance guidelines
          -    Job Descriptions
          -    Key Performance Indicators to align the structure
          -    Organization Chart

     -    Transition plan to the new organization
          -    Training Gap Analysis
          -    Training Plan
          -    Recruiting Plan
          -    Implementation Plan
          -    Communication Plan

In building these deliverables, Accenture is responsible for creating and facilitating workshops, defining approach, methodology and templates and providing management of consulting resources.
P. H. Glatfelter is responsible for approving the interim and final deliverables, participating in workshops, providing business content, presenting results to the steering committee. Furthermore, it is responsible for compensation design and compilation, recruiting, career development and assigning individuals to positions in the new organization.

6.2       SALES AND OPERATIONS PLANNING

     - The following deliverables will result from the implementation of the Sales & Operations Planning process: Detailed process flow diagrams with activities and responsibilities
     - Decision support management reports (Microsoft Excel Spreadsheet) for the 30, 60, and 90 day plan
     -    Data interface from legacy systems
     - Identification of organizational impact resulting from process changes and incorporation into the organization design project
     - Key Performance Indicators for process measurement and continuous improvement
     -    Implementation Plan

In building these deliverables, Accenture is responsible for creating and facilitating workshops, defining approach, methodology and templates, building the decision support management tool and providing management of consulting resources.

P. H. Glatfelter is responsible for the data interface from legacy systems, participating in workshops, providing business content, approving the interim and final deliverables and presenting results to the steering committee.

Accenture and P. H. Glatfelter will be jointly responsible for the creation of all other deliverables.

6.3  ERP PROTOTYPE

The following deliverables will result from the implementation of the ERP prototype:
     -    Draft of ERP Organizational Elements
     -    Draft of Master Data Key Mapping
     - Prototype of ERP core business transactions within Finance, Order to Cash, Requisition to Pay with supporting configuration and business process documentation
     - Recommendation on level of support for order entry and manufacturing within ERP (i.e. define the interface point with the MES)

In building these deliverables, Accenture is responsible for creating and facilitating workshops, defining approach, methodology and templates, drafting the ERP organization elements and master data key mapping, building the SAP prototype and providing management of consulting resources. Furthermore, Accenture will be responsible for hosting the ERP technical environment from its Cincinnati data center.

P. H. Glatfelter is responsible for participating in workshops, providing business content, approving the interim and final deliverables and presenting results to the steering committee.

Accenture and P. H. Glatfelter will be jointly responsible for the recommendation on the order entry decision, together with ensuring connectivity between Accenture and P. H. Glatfelter offices.

6.4  ERP IMPLEMENTATION

The following deliverables will result from the ERP implementation:

-----------------------------------------------------------------------------------------------------------
                                                                     AC Responsibility  PHG Responsibility
-----------------------------------------------------------------------------------------------------------
 Detailed workplan and methodology                                   Primary            Secondary
-----------------------------------------------------------------------------------------------------------
 Business process documentation                                      Secondary          Primary
-----------------------------------------------------------------------------------------------------------
 ERP configuration rationales                                        Primary            Secondary
-----------------------------------------------------------------------------------------------------------
 Functional design specifications                                    Primary (ERP)      Primary (Legacy)
-----------------------------------------------------------------------------------------------------------
 Technical design specifications                                     Primary (ERP)      Primary (Legacy)
-----------------------------------------------------------------------------------------------------------
 Code for reports, interfaces, conversions, enhancements, and forms  Primary (ERP)      Primary (Legacy)
-----------------------------------------------------------------------------------------------------------
 Test plan and testing supporting documentation                      Secondary          Primary
-----------------------------------------------------------------------------------------------------------
 Data cleansing and conversion                                       Secondary          Primary
-----------------------------------------------------------------------------------------------------------
 Training plan and end user training materials                       Primary            Secondary
-----------------------------------------------------------------------------------------------------------
 Communication plan and communication materials                      Secondary          Primary
-----------------------------------------------------------------------------------------------------------
 Final ERP configured solution                                       Primary            Secondary
-----------------------------------------------------------------------------------------------------------

Generally, in building these deliverables, Accenture is responsible for creating and facilitating workshops, defining approach, methodology and templates, providing the MDM documentation tool and providing management of consulting resources.

Also, P. H. Glatfelter is responsible for participating in workshops, providing business content, approving the interim and final deliverables and presenting results to the steering committee.

Note that the parties agree that any ABAP development which requires the participation of SAP America, Inc. ("SAP") resources will be jointly agreed to in writing by the parties prior to SAP resources participating in any such development work.

6.5  CUSTOMER DIRECT WEB SITE

The following deliverables will result from the Customer Web Site development:
     -    Functional Design
     -    Site Map
     -    Technical Architecture
     -    Unit Test Plans
     -    System Test Approach & Scripts
     -    Web Site

There is a joint responsibility for the creation of the functional design and system test scripts.

Andersen Consulting has primary responsibility for the creation of all other deliverables.

P. H. Glatfelter will be responsible for the review and approval of the deliverables.

6.6  OTHER DELIVERABLES

6.6.1  IT sourcing alternatives

Accenture will provide P. H. Glatfelter executives with IT capability sourcing alternatives for consideration during appropriate phases of the ERP implementation and on-going technical support of ERP and related systems. Such alternatives may include, but will not be limited to, use of solution centers, strategic alliances, and building local third-party relationships. Alternative services may include, but are not limited to, implementation, testing, data conversion, conversion support, post-conversion stabilization support, problem management, user support, maintenance and development. P.H. Glatfelter will be solely responsible for the selection and negotiation of all strategic and third party relationships that it determines are appropriate.

6.6.2  Knowledge transfer

Development of key resources within P. H. Glatfelter is recognized as a success factor for Project IMPACT. Accenture will, where both parties agree are appropriate, provide opportunity for key P. H. Glatfelter personnel to learn new and additional skills relating to business processes and technical components of the ERP implementation. The P. H. Glatfelter IT Project Manager will, with input and assistance from the Accenture Program Manager, design, implement and track a reasonable and acceptable knowledge transfer program. The Program Management Team will be responsible for measuring the execution of this program by milestones. It is the sole responsibility of P. H. Glatfelter personnel in this program to absorb, retain and demonstrate proficiency of these new and additional skills.

7.  PROJECT ASSUMPTIONS

The following assumptions have been used to develop this Arrangement Letter and should be considered an integral part of this Arrangement Letter. If any of these assumptions prove to be invalid and Accenture is aware thereof, Accenture will provide notice to P.H. Glatfelter to correct and both parties will agree to the impact on the fees, schedule, and staffing prior to continuation of the Project.

7.1  ERP IMPLEMENTATION

- P. H. Glatfelter will have established their own on-site internal technical environment (in Spring Grove, PA) by June 1, 2001 or will have sourced the technical environment from alternative source. Hardware and tools acquisition will also be completed by this time. Costs for hardware / tools will be the responsibility of P. H. Glatfelter.
- Data conversion services provider will be selected by P. H. Glatfelter by January 1st 2001 in order to meet catalog and data conversion requirements for the next phase. P. H. Glatfelter will cause the third party to be involved during the design process to insure that conversion requirements are appropriately addressed.
- Project team training on the ERP software will be provided by the ERP vendor and conducted by P. H. Glatfelter. P. H. Glatfelter team members will attend the appropriate training for their respective roles.
- Estimated effort for ERP assumes a common global design across all sites. Specific requirements for each location will be minor and limited to specific business requirements to local regulations and/or customer differences.
- Any changes to the requirements after confirmation will go through the change control process as noted above. If the implementation of particular features of the software are not possible due to either limitations in the base software package, the effort involved to customize the software, or if implementing the selected features would jeopardize achieving the overall objectives of the Project, Accenture will discuss implementation alternatives with P. H. Glatfelter. These alternatives may include manual process work-arounds, delaying certain functions and features of the application until a future software release, or utilizing other software packages for some functionality.

7.2  CUSTOMER DIRECT WEBSITE

- P. H. Glatfelter shall be solely responsible for the compliance of the Click Commerce software and any associated portal activity and internet service with any applicable laws, rules or regulations relating to such activity imposed by relevant governmental authorities, including but not limited to the following topics as they apply to use of the Click Commerce software and any associated services on the internet: (a) data privacy (b) trademark and unfair competition laws, (c) advertising , (d) currency translation, (e) transaction reporting, (f) censorship, (g) import/export, and (h) taxation.
- P. H. Glatfelter shall be solely responsible for obtaining all authorizations and/or licenses necessary from third parties to enable and support all content, framing and/or linking functions associated with any eCommerce or portal development and activity associated with the Project.
- P. H. Glatfelter shall be solely responsible for performing all legal searches, and for bearing all costs and expenses associated with such search(es), to ensure that any names, icons, or other symbols used in the
     P. H. Glatfelter internet service offering, whether provided by Accenture, P. H. Glatfelter, or any other party ("Symbols"), do not infringe upon any copyrights, service marks, trademarks, registered names or intellectual property rights. P. H. Glatfelter shall be solely responsible for determining whether or not any such Symbol infringes any such rights.
- P. H. Glatfelter has completed the evaluation of Click Commerce software and has determined that it meets all its requirements.

7.3  GENERAL ASSUMPTIONS

- The Project will be a joint team effort of Accenture and P. H. Glatfelter resources (the "Project Team")
- The Project team will continue to use Accenture's MDM for the completion of the work. Accenture will provide to the P. H. Glatfelter team access and usage of the MDM to support the documentation of key business decisions and for the overall management of the Project.
- P. H. Glatfelter will provide adequate numbers of licenses of project management software to facilitate project and budget control reporting.

- P. H. Glatfelter will continue to provide adequate facilities, equipment, systems connectivity and work space for all Project personnel.

- P. H. Glatfelter will identify change agents for each of the operating facilities and will work with the teams to confirm key process designs and begin taking ownership of process related activities at the mill. Process Owners will be identified to facilitate design of processes across mills / functional units and to work with the Change Agent Network, Sponsors, Steering Committee and Project team to ensure process outcomes are defined and realized.

- P. H. Glatfelter will be responsible for insuring that all P. H. Glatfelter staffing of personnel is completed consistent with the Project work plans.

- P. H. Glatfelter shall have the option of acquiring hardware and software required for the Project through Accenture's affiliated entity, Proquire LLC, subject to a separate agreement, as long as the price or license fee for such third party products is the same as or lower than the price at which P. H. Glatfelter can obtain such third party hardware or software. Accenture, as agent for Proquire, may invoice, collect, and receive from P. H. Glatfelter all sums that are or become due to Proquire, including taxes and shipping charges, as applicable.

- If Accenture personnel perform services pursuant to this Arrangement Letter outside the city, state, province, or country in which such personnel are based, P. H. Glatfelter shall reimburse Accenture for increased tax and reasonable compliance costs incurred by Accenture personnel as a result of providing such services ("Compensatory Taxes").

- As the Project is a long term Project, the parties recognize that various aspects of the scope are currently unknown; may need to be further defined; and may change throughout the course of the Project. The formal change control process will be followed by the Project Team. Changes to design decisions and scope will have an impact on resources, fees and timeline, and will be reviewed and approved in advance according to the agreed upon process (see Section 3.7).

- As of the date of this Arrangement Letter, the Project has been estimated at a total of 11,964 days of Accenture activities, on which the fees have been estimated.

- P. H. Glatfelter will negotiate with all third party software licensors, including but no limited, to Click Commerce and the ERP vendors, and will be responsible for procuring the required software licenses, documentation, and support contracts on or before December 4, 2000.

- P. H. Glatfelter will be responsible for obtaining any consents necessary for Accenture's access in order to perform its obligations under this Arrangement Letter. Accenture will work with P. H. Glatfelter to identify where the consents are required for Accenture to conduct its work. Accenture will use its best endeavors to fulfill any reasonable requirements on its part for P. H. Glatfelter to obtain such consent.

- Accenture is not responsible for delays that are imposed by P. H. Glatfelter or other entities, including Click Commerce and the ERP vendor or any other consulting groups or vendors. As these systems are dependent upon other P. H. Glatfelter applications, appropriate, timely assistance from the responsible P. H. Glatfelter organizations and third party groups will be required.

- P. H. Glatfelter shall be responsible for its operation and use of the deliverables. P. H. Glatfelter understands and agrees that it will be responsible for determining whether the services and deliverables provided by Accenture hereunder, including any revised business processes implemented pursuant to this Arrangement Letter, (i) meet P. H. Glatfelter's business requirements, (ii) comply with all federal, state and local laws, ordinances, codes, regulations and policies applicable to
     P. H. Glatfelter, and (iii) comply with P. H. Glatfelter's applicable internal guidelines, long-term goals and any related third party agreements.

- P. H. Glatfelter shall provide Accenture with access to client personnel and facilities sufficient for Accenture to fulfill its obligations hereunder. Accenture will provide P. H. Glatfelter with prior notice of problems that it is encountering related to access to client personnel and facilities.

- To assist the Project team, background information will need to be made available by P. H. Glatfelter for discussions with people in key areas. This material would include: organization/staffing, standards, procedure and process documentation (i.e., change management, problem management, fault management), operations architecture, application profiles, web hosting service descriptions, operations management products, service/operational level agreements, etc. Any information requested by Accenture and not available to the Project Team or inaccurately provided to the Project Team may result in additional costs, delays, or limitations in functionality.

- Accenture will provide a software selection process to support P. H. Glatfelter's selection of the software. P. H. Glatfelter will be solely responsible for selecting all Project software vendors.

- P. H. Glatfelter is solely responsible for the adoption, successful operation and appropriate staffing for these software selection processes, which will need to be in place and fully operational prior to the first ERP conversion date as specified in the workplan.

8.  TESTING AND ACCEPTANCE OF DELIVERABLES

8.1  DELIVERABLES ASSOCIATED WITH SYSTEM DEVELOPMENT

Accenture will provide example test plans and criteria from previous projects of similar complexity; P. H. Glatfelter will provide Company-specific data and test scenarios. From these, the parties agree to develop mutually agreeable test procedures consisting of multiple passes. Each pass is designed to progressively designate and fix high, medium and low level errors. The final pass shall be a 'user acceptance' pass, whereby the system shall be deemed to have been 'accepted' by P. H. Glatfelter if no high priority errors are generated. (High priority is defined as of sufficient concern to either party such that the 'go-live' of the system shall be postponed).

Following the go-live, Accenture will continue to provide support to the P. H. Glatfelter team with the aim of handing over support completely to P. H. Glatfelter within a period of 3 months. For this to happen it is assumed that
P. H. Glatfelter will identify reasonably sufficient personnel by the start of the system testing phase to staff the support organization, and that Accenture will supply reasonably sufficient training to these personnel.

The only basis for rejection of deliverables will be failure of the deliverables to substantially conform to the acceptance criteria, in accordance with the acceptance procedures. If Accenture does not receive written notice of material nonconformance with the specifications within 30 days of delivery to P.H. Glatfelter for testing, all deliverables will be deemed accepted in full.

8.2  NON-SYSTEMS RELATED WORK

The deliverables are subject to frequent management review and mutual agreement. Each deliverable can only be rejected for failure to comply with the scope as outlined in the attached scope documents, and / or reasonable quality.

Procedures to ensure review of the of the Project by P. H. Glatfelter Steering Committee members have been outlined under Project Timing.

9.  PROJECT TEAM STAFFING

9.1  ACCENTURE STAFFING

Barry Jennings, the client partner responsible for the consulting relationship with P. H. Glatfelter, will have overall responsibility for Accenture service to P. H. Glatfelter on this Project.

Don Berkemeyer, a senior partner from the Accenture Natural Resources practice, will perform the role of the Accenture Quality Assurance partner.

John Poisson will be the Accenture program manager. John's program responsibilities will include managing the integration efforts among the work modules and between Accenture and P.H. Glatfelter teams.

Nigel Blower will be the engagement partner responsible for the day to day delivery of Accenture's ERP prototype and ERP implementation.

Alan O'Rear will be responsible for senior executive coaching, advising on technology issues and direction, and assisting P. H. Glatfelter in the identification, screening and training of a CIO. Alan will assist P. H. Glatfelter IT Management in the development of basic operating processes to support the ERP implementation during development as well as post implementation.-P. H. Glatfelter may choose to eliminate or replace Alan's services upon notice in writing (30 day notice) with no further financial obligation. Such replacement is subject to availability.

Accenture will provide an appropriate mix of personnel to fill the Project team positions. These team members will collectively be sufficiently proficient in ERP, process, change management, and technology across each of the Project areas. The personnel time requirements for the completion of the Project deliverables as set forth herein is estimated to be as follows:

---------------------------------------------------------
    Resource Requirements     P. H. Glatfelter  Accenture
                                   (days)         (days)
---------------------------------------------------------
Program Management                 2,088         1,580
---------------------------------------------------------
Alan O'Rear                          0            260
---------------------------------------------------------
Technology / Infrastructure        2,840         1,040
---------------------------------------------------------
Jumpstart                           184           480
---------------------------------------------------------
ERP Global Design                  1,910          990
---------------------------------------------------------
ERP Implementation                 8,030         6,010
---------------------------------------------------------
Organization Design & NPD          1,106          530
---------------------------------------------------------
S&OP                                230           250
---------------------------------------------------------
Customer Direct                     550           824
---------------------------------------------------------
Total                             16,938         11,964
---------------------------------------------------------

9.2  P. H. GLATFELTER STAFFING

P. H. Glatfelter participation will include sponsorship through the steering committee. The steering committee will be composed of the CEO, CFO, COO, CIO, and CSO. The steering committee will meet on a periodic basis and provide direction and overall confirmation of Project deliverables.

Robert Newcomer will be the P. H. Glatfelter program manager. He will provide direction to the Project on a day to day basis. He will be assisted by a P.H. Glatfelter subject matter expert and approximately 40 full-time P. H. Glatfelter personnel as described in the Project Resource list (See above). P.
H. Glatfelter will provide staffing for the Project office. Additional P. H. Glatfelter subject matter experts will be involved part-time to review key Project deliverables and provide insight into P. H. Glatfelter business events.

10.  PROJECT FEES

Based on the current understanding of the scope, Accenture's fees are estimated to be $25,028,832, plus actual out-of-pocket expenses for items such as travel, lodging, per diem, PCs, engagement control, and report preparation. We estimate expenses will be about $3,800,000. In addition, monthly operating and support expenses for the development of an environment in our Solution Center network will be approximately $70,000 per month (12 months) for total estimated expenses of $840,000. As these are estimated amounts, actual fees may differ. Accenture's compensation will be based on services performed and expenses incurred. Applicable taxes related to this Arrangement Letter , if any, will be additional. Invoices will be generated on a monthly basis based on estimated fees and reconciled the following month.

The parties agree that if the Project and deliverables as identified in this Arrangement Letter without Change Orders i) are be completed on or before September 30th, 2002 and ii) within the estimated fee amounts reflected in this Arrangement Letter, P. H. Glatfelter shall pay Accenture a bonus payment of $500,000. The parties further agree that if the Project is not completed by September 30th, 2002 for reasons that are predominantly attributable to Accenture and as agreed to by the parties, the final monthly payment will be withheld until the Project is completed. The parties acknowledge that Change Orders executed throughout the course of the Project may affect the September 30th, 2002 completion date and agree that any such orders to revise the Project will also include amended completion dates which accurately reflect any Project revisions due to Change Orders.

The Project will be governed by the terms and conditions set forth in Attachment A, which is incorporated into this Arrangement Letter by this reference.

                                    * * * * *

We appreciate very much this opportunity to continue working with P. H. Glatfelter. We are excited to help you develop this design.

If you have any questions regarding this material, please contact Barry Jennings at (312) 693-4740 or Nigel Blower at (215) 587-7956.

Very truly yours,

ACCENTURE LLP

By /S/ Barry D. Jennings
   ---------------------
Barry D. Jennings, Partner

Agreed and Accepted:

P. H. Glatfelter COMPANY

By /s/ George Glatfelter II
   ------------------------
George Glatfelter II, Chief Executive Officer

Date: January 16, 2001
      ----------------

                                  ATTACHMENT A
TERMS AND CONDITIONS

1. Payment. Accenture will bill P. H. Glatfelter monthly as noted above. P. H. Glatfelter will pay Accenture within thirty days after the invoice is received. Should any invoice remain unpaid for more than thirty days (other than payments withheld as set forth in Section 10 above), interest shall be paid by P. H. Glatfelter at a rate of 1.5% per month. Any taxes arising out of this Arrangement Letter other than those on Accenture's net income and employment and agent related taxes (excluding Compensatory Taxes) shall be P.
H. Glatfelter's responsibility. In the event of any good faith dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to Accenture shall be paid with interest at the rate set forth above accruing from the date such amounts were originally due.

2. Confidential Information. In connection with the Project, each party will have access to confidential information made available by the other party; each party shall protect such confidential information in the same manner as it protects its own confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such confidential information. Access to the confidential information shall be restricted to Accenture and P. H. Glatfelter personnel engaged in a use permitted hereby or unless forced by legal authority, in which event the party receiving a subpoena or other validly issued administrative or judicial process requesting confidential information of the other party shall provide prompt notice to the other of such receipt sufficient to give the other party time to consent to such disclosure. Unless the disclosing party notifies the other party that any such subpoena is quashed, the party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to that extent permitted by law. The confidential information of the discloser may be used by the receiver only in connection with this Project and may not be copied or reproduced without the discloser's prior written consent. Nothing in this Arrangement Letter shall prohibit or limit either party's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence,
(ii) independently developed by or for it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Arrangement Letter. All confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) completion of the services or (b) request by the discloser, unless the receiver is otherwise allowed to retain such confidential information. Accenture may retain, subject to the terms of this Section, one copy of P. H. Glatfelter's confidential information required for compliance with its record keeping or quality assurance requirements.

3. Ownership. Subject to payment in full of the fees related to the Deliverables specified herein, notwithstanding any withholding payment as set forth in Section 10 above, and except for those Accenture preexisting materials, ideas, tools, processes, methodologies, approaches, concepts, techniques, and any modifications or enhancements thereto (collectively, the "Accenture Materials") which P. H. Glatfelter acknowledges and agrees are solely owned by Accenture, the copyright to all original tangible materials (excluding modifications to the SAP base software which rights will be mutually agreed to in an amendment to this Arrangement Letter) , including any written materials, originated and prepared for P. H. Glatfelter by Accenture personnel pursuant to this Arrangement Letter (the "Deliverables") shall belong exclusively to P. H. Glatfelter. Accenture retains all other intellectual property rights in and to the Deliverables. Accenture agrees that any patent it receives related to its intellectual property rights in the Deliverables will not diminish the rights granted to P.H. Glatfelter hereunder. P. H. Glatfelter hereby grants to Accenture, subject to the confidentiality provisions herein, a nonexclusive, irrevocable, perpetual, fully paid up royalty free, worldwide right and license to use, sublicense, copy, modify and prepare derivative works of the Deliverables for use throughout the course of its consulting services.

P. H. Glatfelter acknowledges that Accenture and SAP are currently negotiating ownership and reuse rights for i) the software deliverables that are originally developed by joint Accenture and SAP resources pursuant to this Arrangement Letter, and ii) the software deliverables consisting of modifications and extensions to the SAP base software (hereinafter referred to as the "Secondary Deliverables"). Accenture and P. H. Glatfelter currently contemplate that based on the outcome of the Accenture and SAP negotiations, P. H. Glatfelter shall have, upon delivery, a license to use, copy, modify and prepare derivative works of such Secondary Deliverables, and P. H.

Glatfelter agrees to amend this Arrangement Letter upon conclusion of the Accenture and SAP negotiations to address such rights.

(b) To the extent that Accenture has incorporated any Accenture Materials into the Deliverables or Secondary Deliverables, P. H. Glatfelter shall have, upon delivery, an irrevocable, perpetual, nonexclusive, paid-up, world-wide right and license to use, copy, modify and prepare derivative works of the Accenture Materials to the extent necessary to use the Deliverables and Secondary Deliverables in question.

4. Residual Knowledge. Subject to the confidentiality obligations herein and provided that Accenture does not infringe the rights granted in
Section 3 above, in no event shall Accenture be precluded from developing for itself, or for others, materials which are competitive with the Deliverables and Secondary Deliverables, irrespective of their similarity to the Deliverables and Secondary Deliverables. In addition, both parties shall be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how and techniques that are used in the course of the Project.

5. Employees. To allow Accenture to be able to manage its participation in the Project most effectively, Accenture reserves the right to determine the personnel to perform the work although Accenture will attempt to honor P. H. Glatfelter's requests for specific individuals. Accenture and P. H. Glatfelter agree to establish a quality review process that will address employee performance deficiencies and the potential replacement on the Project.

6. Limitation of Liability. Each party's liability under this Arrangement Letter shall not exceed, in the case of Accenture's liability, the fees for services rendered by Accenture for that segment of work giving rise to the liability or, in the case of P. H. Glatfelter, the fees payable to Accenture for that segment of work giving rise to the liability. In no event shall either party be liable to the other for any indirect, special, incidental, consequential, exemplary or punitive damages or for any form of damages other than direct damages. Any action by either party must be brought within two (2) years after the cause of action arose and was identified within 30 days after the work causing rise to the action was performed. The parties agree that they will look only to the assets of the other party in connection with any liabilities hereunder and in no event shall they have any claim against any shareholder, partner, or holder of an ownership interest in the other party in connection with this Arrangement Letter.

7.   Indemnification.
(a) Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder.

(b) P. H. Glatfelter shall defend, indemnify and hold harmless Accenture and its partners and employees from and against any loss, claim, damage or liabilities (or actions in respect thereof that may be asserted by any third party) that may result from any third party claims arising out of or relating to Accenture's service or any use by P. H. Glatfelter of any Deliverable and will reimburse Accenture for all reasonable expenses (including counsel fees) as incurred by Accenture in connection with any such action or claim, except to the extent any such claim is covered by the indemnity obligation of Accenture set forth in paragraph (c) below.

(c) If P. H. Glatfelter promptly notifies Accenture in writing of a third party claim against P. H. Glatfelter that any Deliverable or Secondary Deliverable developed by Accenture hereunder infringes a copyright, trademark or a trade secret of any third party, Accenture will defend such claim at its expense (including P.H. Glatfelter legal counsel expenses and fees) and will pay any costs or damages that may be finally awarded against P. H. Glatfelter.
Accenture will not indemnify P. H. Glatfelter, however, if the claim of infringement is caused by (1) P. H. Glatfelter's misuse or modification of the Deliverable or the Secondary Deliverable; (2) P. H. Glatfelter's failure to use corrections or enhancements made available by Accenture; (3) P. H. Glatfelter's use of the Deliverable or the Secondary Deliverable in combination with any product or information not owned or developed by Accenture, other than products or information developed by SAP resources; (4) P. H. Glatfelter's distribution, marketing or use for the benefit of third parties of the Deliverable or the Secondary Deliverable or (5) information, direction, specification or materials provided by P. H. Glatfelter or any third party, other than SAP resources. If any Deliverable is or Secondary Deliverables, or in Accenture's opinion is likely to be, held to be infringing, Accenture shall at its expense and option either (i) procure the right for P. H. Glatfelter to continue using it, (ii) replace it with a non-infringing equivalent, (iii) modify it to make it non-infringing or (iv) direct the return of the Deliverable or the Secondary Deliverable and refund to P. H. Glatfelter the fees paid for such Deliverable or Secondary Deliverable less a reasonable amount for P. H. Glatfelter's use of the Deliverable or Secondary Deliverable up to the time of return. The foregoing remedies constitute P. H. Glatfelter's sole and exclusive remedies and Accenture's entire liability with respect to infringement.

8. Use of Name. Neither party shall use the other party's name outside its organization in connection with its use of the Deliverables or otherwise without the express written consent, which may be withheld by either party in its sole discretion.

9. Force Majeure. Neither party shall be liable for any delays or failures in performance (other than payment obligations hereunder) due to circumstances beyond its reasonable control.

10.  Independent Contractor. In connection with this Arrangement
Letter, each party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the parties for any purpose.

11. Warranty. Accenture warrants that (i) its services will be performed in a workmanlike manner and (ii) the delivered items developed by Accenture for P. H. Glatfelter under this Arrangement Letter shall substantially conform to the agreed to specifications. Accenture shall, at no cost to P. H. Glatfelter, reperform any work not in compliance with this warranty brought to its attention within ninety (90) days after that work is performed. P. H. Glatfelter's exclusive remedy for a breach of this warranty shall be for Accenture, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, and failing that, the return of fees paid to Accenture for the work related to the breach.

THE PRECEDING IS ACCENTURE'S ONLY WARRANTY CONCERNING THE SERVICES AND ANY WORK PRODUCT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE.

12. Disputes. The parties agree that in the event of a dispute under this Arrangement Letter, they will work together in good faith first, to resolve the matter internally by escalating it to higher levels of management and, then if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek available remedies in any forum).

13. Non-Solicitation of Employees. Each party agrees not to solicit, offer work to, employ or contract with any of the other party's personnel during the term of that individual's involvement on the Project and for a period of twelve
(12) months following that individual's participation on the Project without first obtaining the written consent of the other party.

14. Termination. This Arrangement Letter may be terminated by either party upon written notice if the other party breaches any material term or condition herein and such breach remains uncorrected for thirty (30) days following written notice from the other party specifying the breach. P. H. Glatfelter may at any time and without cause terminate this Arrangement Letter by giving Accenture (30) days' prior written notice of termination. Upon such termination, P. H. Glatfelter shall pay Accenture for all services rendered and reasonable, documented expenses incurred by Accenture prior to the date of termination, and any demobilization or other costs resulting from such early termination. In the event of termination by P. H. Glatfelter without cause or termination by Accenture due to a breach by P. H. Glatfelter, P. H. Glatfelter shall also pay Accenture for those nonrefundable costs committed to by Accenture, and other reasonable and documented demobilization costs incurred by Accenture as a result of such early termination with respect to the Project.

15. Scope Changes. Changes to the scope of the services shall be made only in a writing executed by authorized representatives of both parties. Accenture shall have no obligation to commence work and P. H.

Glatfelter will have no liability to pay in connection with any future scope change until the fee and/or schedule impact of the change is agreed upon by the parties in writing.

16. This Arrangement Letter and attachments constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other communications, whether written or oral. This Arrangement Letter may be modified or amended only by a writing signed by both parties. P.
H. Glatfelter acknowledges that it is entering into this Arrangement Letter solely on the basis of the agreements and representations contained herein, and for its own purposes and not for the benefit of any third party.

17. This Arrangement Letter shall be governed by and construed in accordance with the laws of Illinois, without giving effect to conflict of law rules. The parties agree that any legal proceedings in connection with this Arrangement Letter shall be filed in the courts in the City of New York.

18. Accenture shall have no responsibility, obligation or liability to a licensee of P. H. Glatfelter with respect to P. H. Glatfelter's licensed products.

19. This Arrangement Letter shall not be assignable by either party without the prior written consent of the other.

20. Any notice or other communication given pursuant to this Arrangement Letter shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services ( with confirmation of delivery), addressed to such party at the address set forth on the initial page of this Arrangement Letter. Either party may designate a different address by notice to the other given in accordance herewith.